Exhibit 10.8

WAIVER

This Waiver (this “Waiver”) is made and entered into as of March 19, 2008, by and among Silverstar Holdings, Ltd., a Bermuda corporation (the “Company”), and each of the investors signatory hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, the Company and each of the Holders are parties to that certain Purchase Agreement (the “October 2005 Purchase Agreement”), dated October 21, 2005, as amended, pursuant to which the Company issued to the Holders its Variable Rate Secured Convertible Debentures with an aggregate principal amount of $5,000,000, as amended and restated on June 28, 2007 (the “A&R October 2005 Debentures”);

WHEREAS, the Company and each of the Holders are parties to that certain Purchase Agreement (the “October 2006 Purchase Agreement” and collectively with the October 2005 Purchase Agreement, the “Purchase Agreements”), dated October 19, 2006, as amended, pursuant to which the Company issued to the Holders its Variable Rate Secured Convertible Debentures with an aggregate principal amount of $1,400,000, as amended and restated on June 28, 2007 (the “A&R October 2006 Debentures” and collectively with the A&R 2005 Debentures, the “A&R Debentures”);

WHEREAS, $0 currently remains outstanding with respect to the October 2005 Debentures and $1,400,000 currently remains outstanding with respect to the October 2006 Debentures;

WHEREAS, the Company desires to issue to accredited investors, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 (the “March Financing”); and

WHEREAS, the parties desire to waive certain provisions of the Purchase Agreements and the A&R Debentures pursuant to the terms hereof.

NOW THEREFORE, in consideration of the terms and conditions contained in this Waiver, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. Capitalized terms not defined in this Waiver shall have the meanings ascribed to such terms in the A&R Debentures.

Section 2. Waivers to the Purchase Agreements. The undersigned hereby agrees that the restrictions on Variable Rate Transactions set forth in Section 4.14(b) of the Purchase Agreements shall not apply with respect to any weighted average dilution protection under Section 5(b) of the form of debentures and Section 3(b) of the form of warrants to be issued in the March Financing.

Section 3. Waivers to the A&R Debentures. Solely with respect to the March Financing, the Holders hereby waive the restrictions on the Company or any Subsidiary set forth in (i) Section 7(a) of the A&R Debentures to enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; (ii) Section 7(b) of the A&R Debentures to enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom; and (iii) Section 7(e) of the A&R Debentures to enter into any agreement with respect to (i) and (ii) above.

Section 4. Adjustment to Conversion Price. As a result of the March Financing, the new conversion price on each of the A&R Debentures will be $1.50 and further dilutive issuances of securities by the Company will result in further adjustments to the conversion price of each of the A&R Debentures then outstanding pursuant to the anti-dilution provisions of the A&R Debentures.

Section 5. Effect on Transaction Documents. The foregoing waivers and agreements are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents (as defined in the Purchase Agreements) shall continue in full force and effect after the execution of this Waiver, and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 6. Execution and Counterparts. This Waiver may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf”signature page were an original thereof.

Section 7. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be determined in accordance with the provisions of the October 2006 Purchase Agreement.

Section 8. Severability. If any term, provision, covenant or restriction of this Waiver is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 9. Headings. The headings in this Waiver are for convenience only, do not constitute a part of the Waiver and shall not be deemed to limit or affect any of the provisions hereof.

Section 10. Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Waiver. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Waiver, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Waiver as of the date first set forth above.

SILVERSTAR HOLDINGS, LTD.

By:
Name:
Title:

[SIGNATURE PAGE OF HOLDERS TO SSTR WAIVER]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________